UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 24, 2006

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on April 25, 2006, Portland General Electric Company (PGE) accepted offers from certain institutional buyers (Buyers) in the private placement market to purchase $275 million of PGE's First Mortgage Bonds in two series. As contemplated by the parties at the time of PGE's acceptance of the offers, this transaction closed on May 24, 2006 (Issuance Date). One series of the Bonds, in the amount of $175 million, bears interest from the Issuance Date at an annual rate of 6.31% and is scheduled to mature on May 1, 2036. The other series, in the amount of $100 million, bears interest from the Issuance Date at an annual rate of 6.26% and is scheduled to mature on May 1, 2031. The Bonds are redeemable at the option of PGE at designated "make-whole" redemption prices. The Bonds were issued pursuant to a Bond Purchase Agreement between PGE and the Buyers and under PGE's Indenture of Mortgage and Deed of Trust, dated July 1, 1945, as supplemented (including the Fifty-Sixth Supplemental Indenture dated May 1, 2006) between PGE and HSBC Bank USA, National Association (as successor to The Marine Midland Trust Company of New York) in its capacity as trustee.

PGE intends to use the proceeds from the bond issuance for the early retirement of the outstanding $150 million principal amount of 8 1/8% Series First Mortgage Bonds due in 2010, and for general corporate purposes.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Description

(4) Instruments defining the rights of security holders, including indentures

4.1 Fifty-sixth Supplemental Indenture dated May 1, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

May 25, 2006	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer